                                  Exhibit 11.1
                          Computation of Loss Per Share


                                                                              Period from
                                                                             July 1, 1994
                                                        Years Ended        (commencement)
                                    December 31,       December 31,               through
                                           1997               1996      December 31, 1997
                                   ------------      -------------      -----------------
Loss for the period                $  4,306,897      $   1,250,506           $  7,087,467
                                   ============      =============           ============
Shares used in computing
loss per share:
    Weighted average shares
    outstanding (Note 1)             17,724,935         12,722,871             11,483,718
                                   ============      =============           ============
Loss per share                     $       0.24      $        0.10           $       0.62
                                   ============      =============           ============


Note 1: Due to the net losses incurred during each of the periods presented, common share equivalents are anti-dilutive and have been excluded from the computation.